Exhibit 10.33

SECOND SERVICES AGREEMENT

This Second Services Agreement (this “Second Services Agreement”) is made as of August 25, 2010, by and between Panther II Transportation, Inc., an Ohio corporation (“Panther”), and Fusion Software, Inc., an Ohio corporation (“Fusion”).

Background

Panther and Fusion entered into a Services Agreement dated as of June 7, 2005, providing for the performance by Fusion of certain computer and computer software design, development, maintenance, support, hosting, and other services (“Services”) for Panther’s benefit (the “First Services Agreement”). The First Services Agreement provided that the term of the contract commenced on June 7, 2005 and expired on June 7, 2008. Contemporaneously with the expiration of the First Services Agreement, Panther and Fusion entered into an oral contract pursuant to which Fusion continued to provide Services to Panther (the “Oral Contract” and together with the Second Services Agreement, this “Agreement”). Panther and Fusion now desire to confirm in writing the terms and conditions of the Oral Contract by executing this Second Services Agreement.

NOW, THEREFORE, in consideration of the following agreements and mutual covenants, and intending to be legally bound, the parties agree as follows:

1.	General

(a)	Effective as of June 7, 2008, contemporaneously with the expiration of the First Services Agreement (the “Effective Date”), and continuing until terminated in accordance with the terms of Sections 9 and 10 of this Agreement, Fusion will provide Panther with the Services as agreed to by the parties from time to time. Panther will compensate Fusion for providing Services on a time and materials basis as separately negotiated between the parties. Fusion will devote such time, efforts, and resources to the performance of Services as are necessary to accomplish those tasks.

(b)	Panther and Fusion hereby approve and ratify all acts taken or performed by the parties in connection with the provision of the Services from and after the Effective Date and confirm and agree that all Services provided by Fusion to Panther, or to be provided by Fusion to Panther after the date hereof, shall be governed by the terms and conditions of this Agreement.

2.	Payment

(a)	Fusion shall submit invoices to Panther bi-weekly for Services provided and approved expenses incurred during the preceding two (2) week period. Each invoice shall specifically itemize fees and expenses for any and every employee or agent of Fusion who has performed Services for Panther during that period.

(b)	Panther will pay undisputed invoices within thirty (30) days of receipt.

(c)	Panther will reimburse Fusion for reasonable expenses incurred in connection with the performance of its obligations under this Agreement, provided Fusion receives approval for such expenses from Panther before they are incurred. If Fusion receives a refund, credit, or other rebate for goods, services, or expenses paid for by Panther, Fusion will pay such amount to Panther.

3.	Taxes

Fusion is responsible for the withholding and/or payment, as required by law, of all federal, state, and local taxes imposed on Fusion or its employees or agents related to or arising out of the performance of Services. Fusion agrees that it is solely responsible for complying with all federal and state benefits laws applicable to Fusion or its employees or agents, if any, including making deductions and contributions for social security, unemployment tax, worker’s compensation, and disability insurance. Fusion further agrees to make payments to federal and appropriate state authorities for withholding, FICA, and unemployment taxes.

4.	Fusion Personnel

On Fusion’s receipt of notice from Panther that any employee or agent of Fusion has (1) substantially failed to perform his/her duties under this Agreement, (2) failed to comply with Panther’s policies and procedures, or (3) otherwise been disruptive to Panther’s business environment or the provision of Services by Fusion, Fusion will (a) investigate the matters stated in that notice, (b) discuss its findings with Panther, and (c) resolve any problems with such person. If any problems are not resolved to Panther’s satisfaction within ten (10) days, Fusion will remove the individual from the Panther account, and will assign replacement personnel to the extent necessary to provide the Services. Notwithstanding the foregoing, Fusion will immediately remove from providing Services to Panther any of its employees or agents who commits any criminal act, gross negligence, or willful misconduct.

5.	Ownership of Work Product

(a)	All deliverables, works, data, designs, inventions, improvements, discoveries, computer software, and any other forms of technology or intellectual property made, conceived, or reduced to practice in performing the Services by Fusion and its employees or agents for Panther (“Deliverables”) are the property of Panther. Fusion will assign, and hereby does assign, its entire right, title, and interest in and to the Deliverables to Panther and, at the expense of Panther, agrees to reasonably cooperate with Panther in protecting any Deliverable, including, but not limited to, signing patent and copyright applications, oaths, or declarations, and assignments in favor of Panther relating to the Deliverables.

(b)	All notes, designs, models, prototypes, drawings, data storage media, listings, deliverables, data, and other work product developed in connection with or pursuant to the terms and conditions of this Agreement, including any reports to be prepared by Fusion for Panther under this Agreement, whether prepared by Fusion or others, shall become and remain the exclusive property of Panther, and Panther shall have the rights to use such for any purpose without any additional compensation to Fusion.

(c)	Fusion warrants and represents that it has and will have the right, through written agreements with all employees performing Services under or in connection with this Agreement, to secure for Panther the rights called for in this Section. Further, in the event Fusion uses any subcontractor, consultant, or other third party to perform any of the Services contracted for by this Agreement, Fusion agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for Panther the rights called for in this Section.

6.	Confidential Information

(a)	In the course of performing Services pursuant to this Agreement, Fusion (including its employees, subcontractors, and agents) may come into contact with, or acquire knowledge about, Panther’s or its customers’ or affiliates’ technical or business information including information or data pertaining to specifications, drawings, sketches, models, samples, computer programs, business plans, and Panther’s customers, which information may be in written or oral form (“Confidential Information”). Such Confidential Information is, and shall remain, the exclusive property of Panther. Fusion shall treat and maintain all such Confidential Information as confidential, whether or not it has been physically marked as confidential. The Confidential Information may be used by Fusion only as required to perform the Services and may only be disclosed to those employees, subcontractors, and agents of Fusion who have a need to know in order to perform Services pursuant to this Agreement and who are under a written contractual obligation to protect Confidential Information; the Confidential Information may not be released to any other person, entity, or the public without the written consent of Panther. Fusion shall immediately notify Panther of any unauthorized use or disclosure of the Confidential Information.

(b)	The foregoing obligations shall not apply to any information lawfully in Fusion’s possession prior to its acquisition from Panther; received in good faith from a third party not subject to any confidentiality obligation to Panther; or now is or later becomes publicly known through no breach of a confidentiality obligation by Fusion.

(c)	If Fusion receives a request to disclose any Confidential Information (whether pursuant to a valid and effective subpoena, an order issued by a court or other governmental authority of competent jurisdiction or otherwise) on advice of legal counsel that disclosure is required under applicable law, Fusion will, before disclosing any Confidential Information, (i) notify Panther of the existence and terms of such request or advice and (ii) cooperate with Panther in taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure, if requested to do so by Panther.

7.	Warranty

Fusion represents and warrants to Panther that Fusion will perform the Services in a workmanlike manner.

8.	Indemnification

(a)	Fusion agrees to defend, indemnify, and hold harmless Panther and its affiliates, shareholders, directors, officers, employees, and agents from all claims, suits, actions, demands, damages, liabilities, expenses (including fees and disbursements of counsel), judgments, settlements, and penalties of every kind to the extent related to (i) the acts or omissions of Fusion or any of its agents or contractors; or (ii) any actual or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret, or other intellectual property rights arising from or relating to (x) Fusion’s performance of the Services or (y) any Deliverables. Notwithstanding the foregoing, Fusion shall have no obligation to indemnify Panther unless and until the aggregate amount asserted against Panther exceeds $50,000 and then only to the extent of such excess.

(b)	Panther agrees to defend, indemnify, and hold harmless Fusion and its shareholders, directors, officers, agents, and employees from all claims, suits, actions, demands, damages, liabilities, expenses (including fees and disbursements of counsel), judgments, settlements, and penalties of every kind to the extent related to the acts or omissions of Panther or any of its agents or contractors.

(c)	The party entitled to indemnity (the “Indemnified Party”) will reasonably notify the party obligated to indemnify (the “Indemnifying Party”) in writing of any suits, claims, or demands covered by this indemnity. Promptly after receipt of such notice, the Indemnifying Party shall assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnified Party, or if, in the reasonable judgment of the Indemnified Party, a direct or indirect conflict of interest exists between the parties with respect to the claim, then the Indemnified Party shall have the right to undertake the defense, compromise, and settlement of such claim for the account and at the expense of the Indemnifying Party. Notwithstanding the above, if the Indemnified Party in its sole discretion so elects, the Indemnified Party may also participate in the defense of such actions by employing counsel at its expense, without waiving the Indemnifying Party’s obligations to indemnify or defend. The Indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment without the prior written consent of the Indemnified Party and without an unconditional release of all liability by each claimant or plaintiff to the Indemnified Party.

(d)	EXCEPT FOR A BREACH OF SECTIONS 5 AND 6 AND A PARTY’S OBLIGATIONS UNDER SECTIONS 8(a) AND 8(b), (X) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL,

CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING IN ANY MANNER FROM THIS AGREEMENT OR THE PERFORMANCE OR NONPERFORMANCE OF ANY OBLIGATION UNDER THIS AGREEMENT; AND (Y) NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT WILL EXCEED THE TOTAL FEES PAID OR PAYABLE FOR SERVICES RENDERED.

9.	Term and Termination

(a)	This Agreement is deemed to be in effect as of the Effective Date and shall remain in effect until terminated in accordance with subsection (b), (c), or (d) of this Section 9.

(b)	Either party may terminate this Agreement, effective immediately, upon written notice to the other party, if any of the following events occurs:

(1)	The other files a voluntary petition in bankruptcy;

(2)	The other is adjudged bankrupt;

(3)	A court assumes jurisdiction of the assets of the other under a federal reorganization act;

(4)	A trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other;

(5)	The other becomes insolvent or suspends its business; or

(6)	The other makes an assignment of its assets for the benefit of its creditors except as required in the ordinary course of business.

(c)	Termination for Cause.

Either party may terminate this Agreement for a material breach or default of any of the terms, conditions or covenants of this Agreement by the other, provided that such termination may be made only following the expiration of a thirty (30) day period during which the other party has failed to cure such breach after having been given written notice of such breach.

(d)	Termination without Cause.

Panther may terminate this Agreement by providing Fusion with at least three (3) months’ written notice. Fusion may terminate this Agreement by providing Panther with at least three (3) months’ written notice.

10.	Disentanglement

(a)	General Obligations.

Upon termination of all or any portion of the Services provided pursuant to this Agreement, Fusion will, during a period not to exceed ninety (90) days, accomplish a complete transition to Panther, or to any alternate service provider designated by Panther, of the terminated Services being provided by Fusion without interruption or adverse impact on such Services (“Disentanglement”). Fusion will cooperate with Panther and any alternate service provider designated by Panther and otherwise promptly take all actions required to assist the Panther in effecting a complete Disentanglement. Fusion will provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion, interface specifications, and related professional services. Fusion will provide for the prompt and orderly conclusion of all work, as Panther may direct, including completion or partial completion of projects, documentation of all work in progress, including annotation of any software written as part of the Services, and other measures to assure an orderly transition to Panther or its designee. All services relating to Disentanglement (“Disentanglement Services”) will be deemed a part of the Services to be performed by Fusion.

(b)	Charges for Disentanglement Services

To the extent the Disentanglement Services are a continuation beyond the term of those Services provided before the termination of this Agreement, the charges for Services will be calculated in accordance with Exhibit A and paid by Panther within thirty (30) days of its receipt of Fusion’s invoice. Any other Disentanglement Services will be considered “Disentanglement Specific Services”. If Panther terminates this Agreement as a result of Fusion’s breach of this Agreement pursuant to Section 9(c), Fusion will bear all charges for Disentanglement Specific Services and Panther will not be required to pay for any Disentanglement Specific Services.

11.	Audit Rights

Panther and its agents may conduct an audit, no more than once a year, of Fusion’s performance under and compliance with this Agreement upon ten (10) business days’ notice to Fusion at Panther’s expense. Audits will be conducted in a manner to minimize interference with the performance of the Services. The Parties will review the report from each audit and take appropriate actions based on these reviews. Fusion will provide Panther, its auditors, and its agents with all assistance and resources they reasonably require in connection with all audits under this Agreement at Panther’s expense. Audits shall be limited to those activities undertaken by Fusion pursuant to this Agreement. If an audit reveals that Fusion has overcharged Panther for any Services performed during the audit period, Fusion will pay Panther all amounts overpaid by and, if the over-charge is 5% or more, all reasonable costs and expenses incurred by Panther in conducting the audit.

12.	Insurance

Panther will not provide any insurance or employee benefits to any Fusion employee or subcontractor that works on Panther projects, regardless of the fact that such employee or subcontractor may work directly on Panther property.

13.	Miscellaneous

(a)	This Agreement is personal to Fusion. Fusion may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of Panther. Any attempt to do so without consent shall be null and void.

(b)	In providing the Services, Fusion and its employees and subcontractors are acting solely as an independent contractor(s) and not as an agent(s) of Panther. Persons furnished by the respective parties shall be solely the employees or agents of such parties, respectively, and shall be under the sole and exclusive direction and control of such parties. They shall not be considered employees of the other party for any purpose. Nothing contained in this Agreement is intended to give rise to a partnership or joint venture between the parties or to impose upon the parties any of the duties or responsibilities of partners or joint venturers.

(c)	Fusion shall comply with all applicable federal, state, and local laws, ordinances, regulations, and codes (including procurement of required permits or certificates) in Fusion’s performance under this Agreement, including, but not limited to, all laws, ordinances, regulations, and codes regarding employment, wages, hours, fringe benefits, taxes, and immigration.

(d)	Any written notice either party may give the other concerning the subject matter of this Agreement is to be in writing and given or made by means of facsimile transmission, certified or registered mail, express mail or other overnight delivery service, or hand delivery, proper postage or other charges paid and addressed or directed to the respective parties as follows:

To Fusion:	Fusion Software, Inc. P. O. Box 525 Seville, OH 44273 Attn: President

To Panther:	Panther II Transportation, Inc. 4920 Panther Parkway Seville, OH Attn: President

Notice is deemed to have been given or made when received.

(e)	Failure to enforce any of the terms or conditions of this Agreement shall not constitute a waiver of any such terms or conditions, or of any other terms or conditions.

(f)	If any term or provision of this Agreement shall be declared invalid, illegal, or unenforceable, the invalidity, illegality, or unenforceability thereof shall not affect the remaining terms or provisions.

(g)	The respective obligations of Fusion and Panther under this Agreement that by their nature would continue beyond the termination or cancellation of the Agreement, including but not limited to the provisions of Sections 3, 5, 6, 8, 10, and 13 shall survive termination or cancellation.

(h)	This Agreement, and any dispute arising hereunder, shall be governed by and construed in accordance with the laws of State of Ohio, without regard to its conflicts of law principles.

(i)	This Agreement, together with all exhibits attached hereto, represents the entire understanding between the parties with respect to the subject matter hereof and cancels and supersedes all prior agreements or understandings, whether written or oral, with respect to that subject matter only. This Agreement may only be modified or amended by an instrument in writing signed by duly authorized representatives of the parties.

(j)	The parties agree that throughout the term of this Agreement and for twelve (12) months thereafter, each party, without prior management approval of the other party, shall not offer positions of employment to or in any manner financially engage any employee of the other party with its organization or any organization with which it has a business relationship. For purposes of this Agreement, employees are defined as individuals who are currently working for one of the parties or are working for one of the parties on the date of termination of this Agreement.

In the event either party offers a position of employment to or otherwise financially engages any employee of the other party during the term of the Agreement or for twelve (12) months thereafter, the employing or financially engaging party will pay the other party a sum equal to fifty percent (50%) of the most recent annual employment cost for that employee. Such sum shall be due and payable upon hiring of the employee. For purposes of this Agreement, annual employment cost is defined as the aggregate of the employee’s pay.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by a duly authorized officer as of the date first above written.

PANTHER II TRANSPORTATION, INC.		FUSION SOFTWARE, INC.

/s/ Allen H. Motter		/s/ Edward R Wadel
Name:	Allen H. Motter	Name:	Edward R Wadel
Title:	VP Legal & Risk	Title:	President
Date:	16 Sept 2010	Date:	9/16/2010

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SECOND SERVICES AGREEMENT